Summary of

Dollar General Corporation Supplemental Executive Disability Program

(Pre-2005)

Dollar General Corporation (the “Company”) has purchased individual disability policies for the following named executive officers: David Perdue, Chairman and Chief Executive Officer, and Stonie O’Briant, Executive Vice President of Merchandising, Marketing and Strategic Planning. These policies were purchased prior to the establishment on December 7, 2004 of the Company’s Supplemental Disability Program for officers and certain highly compensated employees. These policies will continue on an individual basis and the Company will continue paying premiums.

Prior to December 7, 2004, the Company established a supplemental disability program for officers with annual base salaries greater than $400,000. UnumProvident was the insurance provider and issued individual disability insurance policies to eligible officers.  The Company pays the premiums and also grosses up these payments to cover required taxes.  This supplemental disability program was effective for policies written prior to January 1, 2005.

This program provides a disability income benefit to at least age 65 and generally in the amount of 60% of base salary as offset by the amount of any other disability income protection provided to employees on a group or individual basis, including without limitation the Company's long-term disability plan for exempt salaried employees.  The disability insurance is subject to individual underwriting.    The specific amount of supplemental disability coverage available to eligible officers under these policies is the lesser of 60% of base salary in excess of $400,000; $5,000 per month; or the maximum amount of coverage permitted by the insurance provider based on its maximum issue and participation underwriting guidelines.  Prior to January 1, 2005, the Company's group long-term disability plan for exempt salaried employees provided a benefit of up to 60% of base salary with a maximum of $20,000 per month. Effective January 1, 2005, the maximum was reduced to $15,000 per month and a new supplemental disability program was established.